AMMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT

THIS AMMENDED AND RESTATED TECHNICAL SERVICES AGREEMENT (the "Services Agreement") shall be effective as of December 31, 2005 (the "Effective Date") between:

Energy Exploration Technologies, Inc. a body corporate, duly incorporated pursuant to the laws of the Province of Alberta, with an office in the City of Calgary, in the Province of Alberta (hereafter the "Corporation");

- and -

George Liszicasz, an individual residing in the City of Calgary, in the Province of Alberta (hereafter the "Executive").

WHEREAS the Executive is possessed of special technical skills and knowledge in the operation of certain scientific equipment and in the interpretation of the data generated by same;

AND WHEREAS the Executive and the Corporation have entered into an Interim Operating Agreement as of this date which shall govern the relationship between the Parties with respect to certain matters for that period commencing on the date hereof and expiring on December 31, 2005 (the "Interim Period");

AND WHEREAS the Executive is the President, Chief Executive Officer and a Director of the Corporation and receives remuneration for the management and administrative duties associated with those positions;

AND WHEREAS the Executive has continued to develop the Operating Stress Field Detectors and the Executive's SFD Theories, independent of the Corporation while providing services as a director, officer and employee of the Corporation;

AND WHEREAS the Executive has represented that the Operating Stress Field Detectors and the Executive's SFD Theories have been significantly enhanced due to his independent efforts over the past several years and are a materially different than that which existed at the development of the Prototype Stress Field Detector;

AND WHEREAS Parties acknowledge that there is a mutual benefit in ensuring that the Executive will be available to provide technical and other assistance to the Corporation during that period subsequent to December 31, 2005;

AND WHEREAS the Corporation and the Executive have reached Services Agreement on the terms and conditions upon which the Executive will provide these services to the Corporation;

NOW THEREFORE in consideration of the mutual covenants contained in this Services Agreement and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged by the Parties, the Corporation and the Executive agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1

Definitions.  In this Services Agreement unless otherwise defined herein, capitalized terms shall have the meaning set forth below:

"Affiliate" has the meaning attributed to such term in the Business Corporations Act (Alberta), as the same may be amended from time to time and any successor legislation thereto and includes, without limitation, any joint venture of which the Corporation is a participant.

"Benefits" means those amounts provided by or paid by the Corporation in respect of the Executive's remuneration package as specified in Article 6.1.

"Board of Directors" means the board of directors of the Corporation.

"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in Calgary, Alberta.

"Compensation Committee" means that Committee established by the Corporation from time to time to set the compensation of, inter alia, the Executive.

"Confidential Information" means all confidential or proprietary information, intellectual property (including trade secrets) and confidential facts relating to the business or affairs of the Corporation and its Affiliates, and shall also include the contents of this Services Agreement.

"Constructive Dismissal" means the occurrence or omission of any event or course of events which would constitute, pursuant to the laws (including the common law) of the Province of Alberta then in effect, constructive dismissal of the Executive as an employee or officer of the Corporation and, without limiting the generality of the foregoing, shall include the occurrence of any of the following without the Executive's consent (except in connection with the termination of the employment of the Executive for Just Cause, Death or Permanent Disability):

(a)

a material change (other than those which are clearly consistent with a promotion) in the Executive's position or duties with the Corporation (including any position or duties as a Director of the Corporation), responsibilities (including, without limitation, the office to which the Executive reports and the personnel which report to the Executive), title or office, which includes any removal of the Executive from or any failure to re-elect or re-appoint the Executive to any such positions or offices (in this regard, the Parties acknowledge that the Corporation shall appoint a new President, Chairman of the Board or Chief Operating Officer and that such appointment shall not constitute a Constructive Dismissal; or

(b)

a reduction by the Corporation of the Executive's Salary, Benefits or any other form of remuneration or any change in the basis upon which the Executive's Salary, Benefits or any other form of remuneration payable by the Corporation is determined (excluding any change in benefits or other forms of remuneration, where the new package is of reasonably equivalent or greater value than the prior package) or any failure by the Corporation to increase the Executive's Salary, Benefits or any other forms of remuneration payable by the Corporation in a manner consistent (both as to frequency and percentage increase) with practices in effect with respect to the other senior executives of the Corporation; or

(c)

any failure by the Corporation to continue in effect any benefit, bonus, profit sharing, incentive, remuneration or compensation plan, stock ownership, stock option or stock purchase plan, pension plan or retirement plan in which the Executive is participating or entitled to participate or the Corporation taking any action or failing to take any action that would adversely affect the Executive's participation in or reduce his rights or benefits under or pursuant to any such plan, without in any of the foregoing events providing alternative rights or benefits of reasonably equivalent or greater value, or the Corporation failing to increase or improve such rights or benefits on a basis consistent with practices in effect with respect to the other senior executives of the Corporation; or

(d)

the Corporation relocating the Executive to any place other than Calgary, without the consent of the Executive, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's current duties and obligations; or

(e)

any breach by the Corporation of any provision of this Services Agreement which is not rectified in all material respects within a reasonable period of time after notice of such breach has been provided by the Executive to the Corporation; or

(f)

the failure by the Corporation to obtain, in a form satisfactory to the Executive, an effective assumption of its obligations under this Services Agreement by any successor to the Corporation.

"Effective Date" has the meaning set forth in Article 2.1 of this Services Agreement.

"Just Cause" means the occurrence or omission of any event or action which would entitle the Corporation, pursuant to the laws (including the common law) of the Province of Alberta then in effect, to terminate the employment and offices of the Executive for just cause, and, without limiting the generality of the foregoing, shall include any of the following:

(g)

failure of the Executive to substantially perform his duties to the Corporation according to the terms of his employment (other than those which follow a change in his duties (excluding a change which is clearly consistent with a promotion) and other than circumstances involving a Constructive Dismissal or involving or potentially leading to a Permanent Disability), after Notice by the Corporation of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such Notice from the Corporation; provided that, for greater certainty, any failure by the Executive to carry out any direction, order or request that is improper, unlawful or unreasonable shall not constitute a failure by the Executive to properly carry out his duties hereunder or as an employee of the Corporation; or

(h)

wilful misconduct or gross negligence by the Executive which is materially injurious to the Corporation, monetarily or otherwise; or

(i)

theft, fraud, breach of securities regulation or misconduct of a kind that involves a material degree of dishonesty by the Executive and that if publicly disclosed would tend to bring the Corporation into disrepute, including (without limitation) the engaging by the Executive in any criminal act of dishonesty resulting or intended to result directly or indirectly in personal gain of the Executive at the Corporation's expense.

"Monthly Remuneration" means that figure obtained by taking the Salary of the Executive as defined in Article 6.1, (as same may be modified from time to time), and dividing that figure by 12.

"Normal Retirement Date" shall mean the date as of which the Executive would be required to retire, determined in accordance with the Corporation's practices and policies relating to retirement generally applicable to its senior executives and in effect immediately prior to any change of control or at the Termination Date, whichever is more favourable to the Executive.

"Notice" means any statement, payment, account, notice, election, direction or other writing required or permitted to be given hereunder.

"Operating Stress Field Detectors" or “Operating SFD Detectors” means those refined, redesigned, modified and improved instruments and devices designed, engineered and constructed by the Executive on or after June 1, 1999, for use in the reception, collection, recording to enable the interpretation and analysis of subsurface geological stresses for use in the identification of prospective oil and gas formations, together with the software and hardware associated therewith.

"Payout Amount" means that sum of money determined to be due and owing to the Executive pursuant to the terms of any Executive Employment Agreement then in place between the Corporation and the Executive.

"Permanent Disability" means the mental or physical state of the Executive is such, that:

(j)

the Executive has to a substantial degree been unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfil his obligations as an employee or officer of the Corporation either for any consecutive four month period or for any period of six months (whether or not consecutive) in any consecutive 12 month period; or

(k)

a court of competent jurisdiction has declared the Executive to be mentally incompetent or incapable of managing his affairs.

"Perquisites" means those amounts provided by or paid by the Corporation in respect of the Executive's remuneration package, as specified in Articles 5.3.

"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, however designated or constituted.

"Retirement" shall mean the retirement from his employment by the Executive on the Normal Retirement Date.

"Salary" has the meaning attributed to such term in Article 5.1.

"SFD Data" means the electronic signals and associated impulses collected by the Operating SFD Detectors during the course of an SFD Survey.

"SFD Services" means the provision of those services as are set forth in Article 3 of this Services Agreement utilizing the Operating SFD Detectors.

"SFD Surveys" means the process of collecting SFD Data by transporting the Operating Stress Field Detectors over land and/or water, using aircraft or other motorized vehicles as may be appropriate for the purpose of collecting SFD Data.

"SFD Theories" means the theories of quantum physics which are utilized in the operation of the Operating SFD Detectors and the various engineering processes used in the practical application of these theories.

"Term" has the meaning ascribed thereto in Article 2.1.

"Termination Date" means the date upon which Termination of Employment is effective, pursuant to the provisions of Article 8.

"Termination of Employment" means the termination of the employment of the Executive with the Corporation, pursuant to Article 8.

"Year of Employment" means any 12 month period commencing on the Effective Date or on any anniversary of such date.

1.2

Interpretation.  In this Services Agreement the following rules shall apply for the purposes of interpretation:

(a)

Wherever in this Services Agreement the masculine, feminine or neuter gender is used, it shall be construed as including all genders, as the context so requires; and wherever the singular number is used, it shall be construed to include the plural and vice versa, as the context so requires.

(b)

If any covenant or obligation of either party contained herein or any provision of this Services Agreement or its application to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Services Agreement or the application of such covenant or obligation to Persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected, and each provision and each covenant and obligation contained in this Services Agreement shall be separately valid and enforceable, to the fullest extent permitted by law or in equity.

(c)

Time shall in all respects be of the essence of this Services Agreement.

(d)

The division of this Services Agreement into Articles, Sections and subsections or any other divisions and the inclusion of headings are for convenience only and shall not affect the construction or interpretation of all or any part hereof.

(e)

This Services Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.  Each of the parties hereby irrevocably attorns to the jurisdiction of the Courts of the Province of Alberta with respect to any matters arising out of this Services Agreement.

(f)

Each party's rights may be exercised concurrently or separately and the exercise of any one remedy shall not be deemed an exclusive election of such remedy or preclude the exercise of any other remedy.

(g)

This Services Agreement contains the entire understanding of the parties with respect to the matters contained or referred to herein.  There are no promises, covenants or undertakings by either party hereto to the other, other than those expressly set forth herein.  This Services Agreement supersedes and replaces any earlier employment agreement, whether oral or in writing or partly oral and partly in writing, between the parties respecting the matters contained or referred to herein.  Notwithstanding the foregoing, any and all option agreements between the Corporation and the Executive shall remain in full force and effect.

ARTICLE 2
TERM OF THE SERVICES AGREEMENT

2.1

Term.  This Services Agreement shall commence on December 31, 2005, and continue for a term of ten (10) years thereafter or until this Services Agreement is terminated by the Corporation or the Executive as provided for herein.  In no event shall the termination of this Services Agreement affect any of the rights of the Corporation or the Executive which may have accrued prior to such termination.

ARTICLE 3
EMPLOYMENT OF THE EXECUTIVE

3.1

Employment.  The Corporation shall employ the Executive, and the Executive shall serve the Corporation, as an officer of the Corporation in the position of President and Chief Executive Officer, on the conditions and for the remuneration hereinafter set forth, or in such other position, on such other conditions or for such other remuneration as the parties hereto may subsequently agree to.  In such position, the Executive shall perform or fulfil such duties and responsibilities as the Board of Directors of the Corporation may designate from time to time and as are consistent with such position.  The Executive shall report to the Board of Directors.

3.2

Provision of SFD Services.  In the course of his employment the Executive shall provide the Corporation with the SFD Services for the purpose of carrying out the Corporation's operations in the exploration for hydrocarbon resources.  In rendering such SFD Services, the Executive may utilize such Corporation personnel and such third parties as the Executive may deem appropriate.

3.3

The SFD Services.  The Executive shall provide reasonable support to the Corporation in delivering know-how and technical expertise for the delivery of the SFD Services to the Corporation, such services to include but not be limited to the following:

(a)

the construction, fabrication, modification, redesign, refinement, advancement and development of the Operating Stress Field Detectors;

(b)

the planning, development, supervision and direction of such SFD Surveys as may, from time to time, be requested by the Corporation;

(c)

the interpretation and analysis of the SFD Data produced by the Operating SFD Detectors following the completion of the SFD Surveys; and

(d)

such other similar, incidental, or related activities as the Corporation may reasonably request and the Executive may reasonably agree to provide.

3.4

Obligations.  During the period of this Agreement, the Executive shall faithfully, honestly and diligently serve the Corporation and shall carry out such tasks as the Corporation may from time to time reasonably request.  The Executive shall, except in the case of illness or accident, devote a reasonable amount of his working time and attention to the performance of his obligations hereunder, except as directed or permitted by the Corporation, and shall use his reasonable best efforts to promote the best interests of the Corporation.

3.5

Further Certainty.  This Agreement is for the provision of SFD Services by the Executive to the Corporation.  Nothing in this Agreement shall operate to vary, modify or otherwise reduce or increase the obligations and benefits imposed upon, and enjoyed by, the Executive pursuant to the provisions of any Employment Agreement which he may presently be a party to or which he may, from time to time, enter into with the Corporation.

3.6

Support Services.  It is understood and agreed that, from time to time, certain tasks forming a part of the SFD Services to be provided by the Executive to the Corporation will require that personnel of the Corporation be made available to the Executive, to be assigned to such tasks as may be determined by the Executive, acting in his sole discretion.  All such personnel shall be provided by the Corporation  and the payment of their salaries and expenses shall be for the account of the Corporation.

ARTICLE 4
THE LICENCE

4.1

Grant of Licence.  The Executive hereby grants to the Corporation, and the Corporation hereby accepts from the Executive, an exclusive, world-wide license to use, develop, copy and modify the Operating SFD Detectors, and, to the extent reasonably necessary, the SFD Theories associated therewith, but only to the extent reasonably necessary for the Corporation to conduct SFD Surveys for the collection of SFD Data for use in the exploration of hydrocarbon resources.  The license granted to the Corporation pursuant to this Article 4 shall extend to the employees, contractors and agents of the Corporation to the extent reasonably necessary for the delivery of the SFD Services to the Corporation as provided for pursuant to Article 3.5.

4.2

Proprietary Rights.  Notwithstanding the grant of licence set forth herein, the Executive shall retain the exclusive right, title and interest in and to the SFD Theories including all intellectual property rights associated therewith.  Notwithstanding that title in the Operating Stress Field Detectors rests with the Corporation, the Corporation shall not be entitled to sell or otherwise dispose of the Operating Stress Field Detectors without the consent of the Executive.

4.3

Consideration.  In consideration for the licence granted hereunder and the delivery of the SFD Services by the Executive, the Corporation agrees to pay to the Executive that remuneration set forth in Article 5, in the manner and at the times set forth therein.

4.4

Indemnification.  The Corporation shall defend any suit or proceeding brought against the Executive arising out of or based on any claim, demand, or action alleging that the SFD Theories or the Operating SFD Detectors, or any portion thereof or interest thereto, as used within the scope of this Services Agreement, infringes or misappropriates any third-party rights.  The Corporation further agrees to indemnify and hold the Executive harmless from and against any suits, causes of action, damages, costs, (including, without limitation, reasonable counsel fees incurred in connection therewith or with successfully establishing the right of indemnification hereunder) and liabilities of any nature whatsoever, which arise out of or are related to the breach or default by the Executive in the performance of any obligation to be performed and/or agreement to be met by the Executive under this Services Agreement.  Additionally, the Corporation shall pay any costs, damages, or awards of settlement, including court costs, arising out of any such claim, demand, or action provided that the Corporation's liability hereunder shall be predicated upon the Executive's provision of notice to the Corporation promptly upon learning of such loss, claim or other indemnifiable event (the "Claim").  At the Executive's option, the Corporation shall defend the Executive against the Claim.  In the event Corporation undertakes such defense, the Executive shall be entitled to select counsel to participate in the defense and shall have the right to approve any settlement, which approval shall not be unreasonably withheld or delayed.  The parties agree that the foregoing indemnity obligations shall survive the termination or expiration of this Services Agreement.

ARTICLE 5
REMUNERATION

5.1

Salary and Bonus Plan.  The Corporation shall pay the Executive a gross salary ("Salary") in respect of each Year of Employment during the Term of this Services Agreement, before deduction for income taxes and other required statutory deductions, in an amount established from time to time by the Compensation Committee of the Corporation, payable in arrears in equal semi-monthly installments during such Year of Employment.  The Salary may be increased by such amount, if any, as approved from time to time by the Board of Directors or the Compensation Committee of the Board.  The Board of Directors will provide the Executive with a performance and salary review once each calendar year.  The Executive is also entitled, in addition to Salary, to participate in the bonus plan or plans provided by the Corporation from time to time to senior executives of the Corporation.

5.2

Licence Fees and Related Consideration.  In addition to the Salary, the Corporation shall provide to the Executive additional consideration through the issuance of preferred shares of the Corporation which shall be exchangeable for common shares of the Corporation on a one to one basis in accordance with the details set forth in the following table:

Stage	Number of Preferred Shares	Annual Gross Revenue of the Corporation
1	2,000,000	Convertible on January 1, 2006
2	2,000,000	$50 million
3	2,000,000 (see Section 5.3)	$100 million
4	2,000,000(see Section 5.3)	$250 million
5	2,000,000(see Section 5.3)	$500 million
TOTAL	10,000,000

5.3

One million ("1,000,000") of the preferred shares are convertible when annual gross revenues of the Corporation exceed $100 million and the balance of the preferred shares are convertible subject to ratification of the Shareholders of the Corporation.  Gross revenue of the Corporation shall be determined on a consolidated basis with any subsidiaries of the Corporation in accordance with Canadian GAAP and will also include the proceeds of sale of assets by the Corporation or its subsidiaries and shall be determined prior to the payment of dividends or other shareholder distributions.

5.4

The license rights granted pursuant to Article 4 shall be transferred by the Executive to the Corporation in accordance with the following provisions:

(a)

the preferred shares of the Corporation shall be issued to the Executive in accordance with a rollover agreement pursuant to Section 85 of the Income Tax Act (Canada);

(b)

the Corporation and the Executive will obtain a fairness opinion from an independent corporate finance expert or qualified independent chartered accounting firm in respect of the transaction to be presented to Shareholders. The issuance of the first five million preferred shares is not contingent on a fairness opinion. The parties acknowledge that, based upon a current share price of the Corporation of approximately $2.00 U.S., the transfer of the rights and services contemplated hereunder could have a total value of $20 million U.S.  The parties believe that the SFD Technology and the related services would have significant commercial value to companies engaged in the provision of seismic or other services to the industry.  Recognizing that the Executive presently holds a significant position in the shares of the Corporation, and there should be strong incentives for the Executive to create significant value for the shareholders of the Corporation, the parties have negotiated performance milestones whereby the shares, other than an initial grant to the Executive, will only be convertible for common shares if significant revenues are derived in the Corporation.

(c)

In the event that the performance milestones are not achieved on or before a date which ten years from the date of execution of the Technical Services Agreement, the Corporation shall have the right to redeem the preferred shares for a price of $0.01 per preferred share.

(d)

Although the Corporation is not presently a reporting issuer in any jurisdiction in Canada, the parties consider it advisable to generally comply with securities policies within Canada as a matter of good corporate governance and in contemplation of becoming a reporting issuer and in raising funds through public offerings in Canada.  The parties specifically acknowledge the provisions of the Canadian National Policy on “Insider Transactions” which require shareholder ratification of an issuance of equity of the company representing over a threshold of 25% of the outstanding equity capital of the corporation.  Based upon a current outstanding equity capital of approximately 20,000,000 common shares, the Board of Directors of the Corporation can authorize the issuance of approximately 5,000,000 preferred shares convertible into 5,000,000 common shares.  The parties propose that 5,000,000 preferred shares be authorized and issued under the lowest performance thresholds noted above upon execution of the Technology Services Agreement.  The second 5,000,000 preferred shares will also be authorized and issued, but will be subject to cancellation in the event that they are not authorized at a meeting of shareholders of the Corporation if such approval would be required if we deem the policy to apply to the Corporation (the “Approval Condition”).  In the event that the Approval Condition applies and the approval is not received by the shareholders, the term of the exclusive licence shall be reduced to five years.

(e)

In the event of a change of control of the Corporation arising from a takeover bid, business combination or other similar transaction, preferred shares which have not already become convertible into common shares shall immediately have the right to convert into common shares on the basis of the following related to the share price of the Corporation and the stages noted above:

Stage	Number of Preferred Shares	Share Price of the Corporation ($U.S.)
1	2,000,000	N/A
2	2,000,000	$5.00
3	2,000,000	$5.00
4	2,000,000	$10.00
5	2,000,000	$10.00

(f)

The issuance of common shares in exchange for preferred shares shall be adjusted for any share split or consolidation of capital of the Corporation or as the result of any business combination or other transaction which does not result in a change of control of the Corporation.

(g)

In conjunction with the licence granted pursuant to Article 4, the Executive shall agree to commit his full time and attention to the business and affairs of the Corporation which services shall include:

(i)

further development and enhancement of the SFD Theories the benefit of which will continue to be the property of the Executive at the expiry of the Technology Services Agreement;

(ii)

the development of new SFD Detectors which shall be the property of the Corporation;

(iii)

development of computer algorithms for the processing and interpretation of SFD Data and the training of personnel in the interpretation of that data;

(iv)

the terms and conditions of this service arrangement shall be considered separate and apart from any agreement with the Executive in his capacity as a director or officer of the Corporation and any payment for the management of the business and affairs of the Corporation in accordance with a business plan.

5.5

Benefits and Expenses.  In addition to the Salary, commencing on the Effective Date, the Corporation shall provide to the Executive and, as may be applicable, his family, during the Term of this Services Agreement the following benefits:

(a)

life insurance;

(b)

employee accidental death, dismemberment and specific loss insurance;

(c)

short term disability income benefits;

(d)

Family Coverage with Alberta Health Care;

5.6

Allocation.  The expenses in respect of each of the foregoing shall be allocated between the Executive and the Corporation in accordance with the terms of the Corporation's Executive Benefits Plan.

5.7

Expenses.  The Corporation will, before and after the Termination Date, reimburse the Executive for all reasonable business, travel and out-of-pocket expenses which may be incurred by the Executive in the course of his employment and in the performance of his duties and responsibilities hereunder; provided that the Executive provides the Corporation with appropriate receipts and records of such expenses and provided further that the expenses conform to the Corporation's general expense policies.

ARTICLE 6
VACATION

6.1

The Executive shall be entitled, during each calendar year, to vacation, with pay, of four (4) weeks (prorated for part years).  Vacation shall be taken by the Executive at such times as may be proposed by the Executive and as may be acceptable to the Corporation, acting reasonably having regard to its operations.  If, at the Termination Date of the Executive's employment under this Services Agreement, for any reason whatsoever, the Executive has not received all entitlements to vacation for the current or prior Years of Employment, the Executive shall be paid, in addition to other amounts, if any, payable hereunder, an amount in lieu of such vacation not received by the Executive based upon the Executive's Salary at the Termination Date, together with a sum representing the value of the Benefits and Perquisites for such period.

ARTICLE 7
SHARE OPTIONS

7.1

Additional Grants.  Notwithstanding anything else herein to the contrary, the Executive shall also be eligible to receive additional grants of options from the Corporation, from time to time, to the extent determined by the Board of Directors of the Corporation and its sole discretion, which options shall vest in accordance with a schedule to be determined by the Corporation at its sole discretion, and which shall have an exercise price equal to the market price of the Corporation's common shares on the date of grant, or such higher price as may be required by any stock exchange on which the shares of the Corporation are listed.

7.2

Exercise. Any options granted to the Executive by the Board of Directors of the Corporation, or pursuant to the terms of this Services Agreement, may be exercised only in accordance with the terms and conditions of the stock option plan.

7.3

Rules of the Stock Exchanges.  The Corporation and the Executive expressly acknowledge and agree that all options to purchase shares of the Corporation to which the Executive shall be entitled hereunder, and any changes to such options (including, without limitation) changes provided for in this Services Agreement, shall be subject to the approval and the regulations, policies and by-laws of each of the stock exchanges on which the common voting shares of the Corporation are then listed.  The Corporation covenants to use its reasonable commercial efforts to obtain any such approvals and to ensure that all options are in compliance with such regulations, policies and by-laws.

ARTICLE 8
TERMINATION

8.1

Termination upon Permanent Disability of Executive.  In the event that the Executive shall suffer a Permanent Disability, the employment of the Executive may be terminated by the Corporation upon the giving of Notice of at least 45 days; provided that such termination does not adversely affect the Executive's entitlement to short term and long-term disability benefits under the Corporation's short term and long term disability plans.

8.2

Termination upon Death.  The employment of the Executive shall terminate immediately upon the death of the Executive; provided that the estate of the Executive shall be entitled to exercise those Options to purchase shares of the Corporation vested prior to the Termination Date, by delivering Notice of such exercise, at any time and from time to time within 90 days following the Termination Date.

8.3

Termination by Corporation for Just Cause.  The employment of the Executive may be terminated by the Corporation for Just Cause at any time after the Effective Date:

(a)

forthwith upon delivery of Notice by the Corporation to the Executive (which Notice shall contain particulars of the Just Cause), in the event of Just Cause as defined in Article 1; and

(b)

at the expiry of 30 days following the delivery of Notice by the Corporation to the Executive (which Notice shall contain particulars of the Just Cause), in the event of Just Cause other than as defined in Article 1, if the Executive has not rectified the failure specified in such Notice prior to the expiry of such 30 days.

8.4

Just Cause.  In the event of termination pursuant to Article 8.3(a);

(a)

the Executive shall have no further right to Salary, Benefits, Perquisites or any other payments due hereunder from and after the Termination Date (other than such payments accrued but unpaid to the Termination Date and other than in respect of any unreceived vacation as provided in Article 8.1);

(b)

the Executive shall have no further right to exercise any parts of the options to purchase shares of the Corporation which have not been validly exercised prior to the fifth Business Day following the Termination Date; and

(c)

for greater certainty, the Executive shall have no right to the Payout Amount as that term is defined in Article 1.

8.5

Termination by the Corporation for Other Reasons.  The employment of the Executive by the Corporation may be terminated by the Corporation, other than by reason of Permanent Disability, Death or Just Cause, at any time after the Effective Date, following the delivery by the Corporation to the Executive of Notice of Termination under this Article 8.4(a).

(a)

Upon termination of employment pursuant to Article 8.4(a), the Executive shall be entitled to receive and the Corporation shall pay or arrange to be paid or provided to the Executive in cash or by certified cheque within 5 Business Days after the Termination Date, or within such other period to effect tax planning at the request of the Executive and to the extent permitted by law:

(i)

the Payout Amount less required statutory deductions; provided that the Corporation shall not be required to pay all or any part of the Payout Amount unless and until the Executive shall have executed and delivered a specific release, in form and substance satisfactory to the Corporation (acting reasonably); plus

(ii)

accrued and unpaid Salary, Benefits, Perquisites and expenses to the Termination Date and in respect of any unreceived vacation as provided in Article 8.1.

and in addition thereto:

(iii)

the Executive's right to exercise his options to purchase shares of the Corporations as referred to under Article 8.1 as to any and all shares, whether or not the option right has otherwise accrued or vested, shall fully vest as at the date of Notice and shall remain exercisable for a period of 90 days from the Termination Date; and

(c)

the Corporation shall permit the Executive the opportunity to transfer any and all health and insurance benefits received by the Executive as at the Termination Date, at the sole cost of the Executive, but only to the extent permitted by the existing benefit plan or plans in place at the Termination Date.

8.6

Termination by the Executive.  The employment of the Executive by the Corporation may be terminated by the Executive in the event of Constructive Dismissal, following the delivery by the Executive to the Corporation of Notice of such termination (which Notice shall contain particulars of the Constructive Dismissal).

8.7

Payment.  Upon termination of employment pursuant to this Article 8.6:

(a)

the Corporation shall pay to or to the order of the Executive in cash or by certified cheque within 10 days after the Termination Date, or within such other period to effect tax planning at the request of the Executive and to the extent permitted by law, the Payout Amount;

(b)

as expeditiously as possible after the Termination Date, the Corporation shall pay or reimburse the Executive for all expenses incurred prior to the Termination Date;

(c)

the Corporation shall permit the Executive the opportunity to transfer any and all health and insurance benefits received by the Executive as at the Termination Date, at the sole cost of the Executive, but only to the extent permitted by the existing benefit plan(s) in place at the Termination Date; and

(d)

the Corporation shall pay to the Executive all outstanding and accrued regular and special vacation pay to the Termination Date in accordance with Article 8.1.

8.8

No Mitigation.  The amounts payable to the Executive pursuant to this Article 8 shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment.

8.9

No Further Obligations.  Upon Termination of Employment and upon payment by the Corporation to the Executive of the amounts provided in this Services Agreement applicable to the nature of the termination, the Corporation shall have no further obligation to the Executive in respect of any claim whatsoever which the Executive may have against the Corporation in respect of such employment or termination of such employment, including but not limited to any benefits pursuant to any collateral benefit plan and any notice, termination or severance benefits under applicable employment standards legislation or common law; provided that the provisions of Articles 10, 13 and 14 of this Services Agreement shall survive termination of employment.

ARTICLE 9
ASSIGNMENT

9.1

Assignment.  The Corporation shall be entitled to transfer or assign this Services Agreement to an Affiliate, provided that notice of such assignment or transfer shall be promptly given to the Executive and that the Corporation shall remain liable for due performance of this Services Agreement by such Affiliate and for any additional costs to the Executive as a result of such assignment or transfer. The Executive may not assign his rights or obligations hereunder and any attempted assignment shall be void and of no effect.

ARTICLE 10
CONFIDENTIALITY

10.1

Confidential Information.

(a)

Each Party acknowledges that, except to the extent reasonably required by law,  the content of this Services Agreement and the knowledge of any other information obtained by one Party from the other in connection with its performance of this Services Agreement is proprietary and confidential information (the "Confidential Information").

(b)

Subject to Article 10.1(c), the Confidential Information shall not be disclosed by one Party to any third party without the prior written consent of the other Party.

(c)

Each Party shall be entitled to use and disclose to its employees, agents, consultants and Affiliates Confidential Information as may be necessary to carry out its obligations under this Services Agreement.

(d)

The following information shall not be considered Confidential Information: (i) information which becomes part of public domain, through no breach of this Services Agreement by either Party, (ii) information which a Party is obliged by law to disclose provided that in such circumstances the Party required to disclose shall give the other Party prior notice, (iii) information which the other Party receives from a third party lawfully entitled to disclose same, or (iv) information which is known to the recipient at the time of disclosure, as evidenced by the recipients' prior written records.

ARTICLE 11
ENTIRETY OF SERVICES AGREEMENT

11.1

Entirety.  The Interim Operating Agreement and this Services Agreement constitute the entire agreement of the Parties in respect of the matters dealt with herein and supersede any and all prior understandings or agreements of the Parties relating hereto.

ARTICLE 12
APPLICABLE LAW

12.1

Governing Law.  This Services Agreement shall be governed by and construed in accordance with the laws in force in the Province of Alberta without giving effect to the principles of conflicts of law.  The Parties hereby agree to submit to the exclusive jurisdiction of the courts of the Province of Alberta with respect to any proceeding relating to this Services Agreement and the enforcement thereof.

ARTICLE 13
INDEMNITY AND INSURANCE

13.1

Generally.  The Corporation covenants, both during and after the Executive's term of service, to indemnify and hold harmless the Executive and his heirs and legal representatives, to the maximum extent permitted by the Business Corporations Act (Alberta) (provided that the Executive acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Executive had reasonable grounds for believing that his conduct was lawful), from and against:

(a)

all costs, charges, liabilities and expenses whatsoever that the Executive may sustain or incur in or about or in relation to any action, suit or proceeding that is brought, commenced or prosecuted against the Executive for or in respect of any act, deed, matter or thing whatever made, done or permitted or not made, done or permitted by the Executive in or about the execution of his duties as a director or officer of the Corporation or its subsidiaries; and

(b)

all other costs, charges, liabilities and expenses that the Executive may sustain or incur (including, without limitation, all income tax, sales tax and excise tax liabilities resulting from any payment made pursuant to this indemnity) in or about or in relation to the affairs of the Corporation or its subsidiaries or his position as a director or officer of the Corporation or its subsidiaries.

13.2

Indemnification.  The Corporation further agrees that any costs, charges and expenses referred to in Article 13.1(a) above shall be paid in advance of the final disposition of any such action or proceeding upon receipt by the Corporation of a written undertaking by the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified in accordance with the terms and conditions of this Indemnity and the Business Corporations Act (Alberta).

13.3

Approvals.  The Corporation further agrees, both during and after the Executive's term of service, to use its best efforts to obtain any approval or approvals necessary for such indemnification and to co-operate with the Executive and to provide the Executive with access to any evidence which the Corporation may have or control, which would enable the Executive to make application or obtain any approval or approvals necessary for such indemnification.

ARTICLE 14
MISCELLANEOUS

14.1

Force Majeure.  Neither Party hereto shall be liable in any manner for failure or delay of performance of all or part of this Services Agreement, directly or indirectly, owing to any acts of God, governmental orders or restrictions, strikes or other labour disturbances, riots, embargoes, power failures, revolutions, wars (whether declared or undeclared), sabotage, terrorist attack, fires, floods, or any other causes or circumstances beyond the control of the parties.  The Party experiencing such delay or failure shall use reasonable commercial efforts to give prompt notice to the other Party and shall use reasonable commercial efforts to remove the causes or circumstances of non-performance with dispatch and on a consistent basis.  Financial difficulty shall not constitute a force majeure.

14.2

Notices.  All notices required or given by any Party hereto shall be in writing and shall be deemed to have been given when received by the receiving Party.  Any such notices shall be addressed to the appropriate Party at the address set forth below or to such other address as such Party shall have notified in writing to the other Party:

Energy Exploration Technologies, Inc.

Mr. George Liszicasz

1400, 505 Third Street, S.W.

383 Arbour Lake Way, N.W.

Calgary, Alberta

Calgary, Alberta

Canada, T2P 3E6

Canada, T3G 4A2

14.3

Waiver.  No waiver by any Party of any one or more defaults by another Party in the performance of this  Services Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different nature.  No Party shall be deemed to have waived, released or modified any of its rights under this Services Agreement unless such Party has expressly stated in writing that it does waive, release or modify such right.

14.4

Assurances.  Each party shall do and perform all such acts and things and execute and deliver all such instruments and documents and writings and give all such further assurances as may be necessary to give full effect to the provisions and intent of this Services Agreement.

14.5

Resignation.  The Executive agrees that after termination of employment hereunder for any reason whatsoever, he will tender his resignation from any position he may hold as an officer or director of the Corporation or its Affiliates.

14.6

Interest.  If Termination of Employment occurs the Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive, the Executive's legal representatives or the Executive's family may reasonably incur arising out of or in connection with this Services Agreement, including any litigation concerning the validity or enforceability of, or liability under, any provision of this Services Agreement or any action by the Executive, the Executive's legal representatives or the Executive's family to enforce his or their rights under this Services Agreement regardless of the outcome of such litigation, and the Corporation agrees to pay interest, compounded quarterly, on the total unpaid amount payable under this Services Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial lending rate for Canadian dollar demand loans announced from time to time by the National Bank of Canada during the period of such non-payment.

14.7

Successors.  This Services Agreement shall enure to the benefit of and be binding upon the Executive and his heirs, executors and administrators and upon the Corporation and its successors and assigns.

14.8

Waiver.  Neither party can waive or shall be deemed to have waived any right it has under this Services Agreement (including any waiver under this Article) except to the extent that such waiver is in writing.

14.9

Retirement Benefits.  The Corporation agrees to co-operate with the Executive, to the extent permitted by applicable tax laws, so as to permit the Executive to consider payments hereunder on termination of employment to be retirement benefits.

14.10

Modifications and Headings.  This Services Agreement shall not be amended or modified in any respect except by the mutual consent in writing of the Parties hereto.  The headings used in this Services Agreement are for convenience only and shall not be construed as having any substantive meaning.

IN WITNESS WHEREOF each Party has executed this Services Agreement as of the date first above written.

Energy Exploration Technologies Inc.

Mr. George Liszicasz

___/s/ Andy Steedman

/s/ George Liszicasz

George Liszicasz

Per:   Andy Steedman ~~__~~

Title:  VP Operations

   /s/ Joanne Scott

As witness to the signature of

Mr. George Liszicasz

Name:  Joanne Scott

190259\516068.v2